Exhibit 99.1

Lumos Networks Corp. Announces Appointment of New Board Members

Company Release – January 19, 2016

Waynesboro, VA. –  Lumos Networks Corp. (“Lumos Networks” or the “Company”) (Nasdaq: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced that the Board of Directors of the Company has appointed Lawrence J. Askowitz and Shawn F. O’Donnell to serve as new independent members of the Company’s Board of Directors. These appointments support the Company’s strategy of accelerating the Company’s transformation into a pure play fiber bandwidth infrastructure company.

Mr. Askowitz has over 20 years of capital markets and mergers and acquisitions experience in the telecommunications industry. Mr. Askowitz currently serves as a partner at Gabriel Advisors, LLC, an investment firm which advises and acquires communication and media technology companies. Mr. Askowitz also currently serves as a Managing Director of Kidron Capital Advisors, LLC, a registered broker dealer. Before founding Gabriel Advisors, LLC in April 2005, Mr. Askowitz was the telecommunication and media technology partner at ZelnickMedia Corporation, a private equity firm, from January 2004 through April 2005. Mr. Askowitz served as a managing director and head of Deutsche Bank’s U.S. Wireless Banking practice from January 2002 through September 2003. Before joining Deutsche Bank in September 2000, Mr. Askowitz was an investment banker at Credit Suisse from 1998 to 2000, and at Lazard from 1987 to 1998. Mr. Askowitz has extensive board of directors experience in the telecommunications industry, including 180 Connect, a publicly-traded system integrator for the cable and satellite industry, and Horizon PCS, Inc., a provider of personal communications services.

Mr. O’Donnell has over 25 years of operations experience in the telecommunications industry. Mr. O’Donnell is a managing director of FTI Consulting and currently serves as the President and Chief Executive Officer of Caribbean Asset Holdings, a telecommunications company based in the USVI. In 2013, Mr. O’Donnell served as a member of the board of directors of CTIA: The Wireless Association, an international industry trade group that represents the wireless communications industry. From 2011 through 2012, Mr. O’Donnell served as the President and Chief Executive Officer, International Services Division of Primus Telecommunications, a provider of advanced telecommunication services. From 2008 through 2011, Mr. O’Donnell served as the Chief Executive Officer and President and a member of the board of directors of Arbinet Corporation, a provider of international voice and IP solutions to carriers and service providers globally. Previously Mr. O’Donnell served in consulting positions with CXO Corporation and Capital and Technology Advisers. He also previously served in management positions at MCI and at Pathnet, a provider of long haul telecommunications capacity.

“We are pleased to welcome Lawrence and Shawn to the Lumos Networks Board of Directors,” said Lumos CEO Timothy Biltz. “Lawrence’s long track record of success and strong leadership in the finance and telecommunications sectors will be valuable to our continuing efforts to transform our company.

Shawn brings valuable experience from his extensive background in management roles and experience with boards of directors in the telecommunications industry.”

Lumos also announced that the following directors are being nominated for re-election at the 2016 Annual Meeting: Peter Aquino, Lawrence Askowitz, Timothy Biltz, Robert Guth, Shawn O’Donnell, William Pruellage, Michael Robinson, Michael Sicoli and Jerry Vaughn.

Robert Guth, Lumos Chairman of the Board, stated, “We expect our total number of directors to return to nine at our 2016 Annual Meeting as Judi North and Brian Rosenberg will not be standing for re-election at the Annual Meeting.  Judi and Brian have served the Company and its shareholders passionately throughout their tenures and we give our profound thanks to them for their outstanding Board service.  We will miss their contributions as well as their professionalism.”

About Lumos Networks

Lumos Networks is a leading fiber-based service provider in the Mid-Atlantic region serving Carrier, Enterprise and Data Center customers, offering end-to-end connectivity in 24 markets in Virginia, Pennsylvania, West Virginia, Maryland, Ohio and Kentucky. With a fiber network of 8,408 fiber route miles and approximately 379,000 total fiber strand miles, Lumos Networks connects 1,030 unique Fiber to the Cell sites, 1,363 total FTTC connections, 33 data centers, including 7 company owned co-location facilities, 1,642 on-net buildings and approximately 2,700 total on-net locations. In 2014, Lumos Networks generated over $106 million in data revenue and nearly $52 million in Adjusted EBITDA over our fiber network. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will,” “scheduled” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications and high speed data transport industry; our ability to offset expected revenue declines in legacy voice and access products related to the recent regulatory actions, wireless substitution, technology changes and other factors; our ability to effectively allocate capital and implement our network expansion plans in a timely manner; our ability to complete customer installations in a timely manner; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility and our unsecured debt obligations; our cash and capital requirements; declining prices for our services; our ability to maintain and enhance our network; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Report filed on Form 10-K.

Lumos Networks Corp.

Will Davis

Vice President of Investor Relations and Chief of Staff

540-946-6930 (office)

917-519-6994 (cell)
davisw@lumosnet.com

Source: Lumos Networks Corp.